Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 1, 2013, with respect to the consolidated financial statements of RIGS Haynesville Partnership Co. and subsidiaries as of December 31, 2012 and 2011 and for the years then ended, included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Regency Energy Partners LP, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

December 18, 2013